Exhibit 10.21

August 4, 2021

Christine Deputy

Chief People Officer

Pinterest, Inc.

Home Address: 8084 Avalon Drive, Mercer Island, WA 90804

Cell: 206.295.7250

Email: cdeputy@pinterest.com

RE: KinderCare Learning Companies, Inc. Board of Directors

Dear Christine,

On behalf of Partners Group and KinderCare Learning Companies, Inc., I’m excited to extend to you our offer to be nominated to join the Board of Directors (“Board”) of KinderCare Learning Companies, Inc. (“Company”) as Independent Director, serving as Compensation Committee Chair and as a member of the Nominating, Corporate Governance Committee. We’re all enthusiastic about you joining the Board and are confident you’ll be a major contributor to the success of the company.

This letter summarizes certain aspects of how we operate as a Board and your role and compensation as an Independent Director. Please feel free to call or email me if you have any questions.

1.	Election Date. As we’ve discussed, the next Board meeting we would expect you to attend is scheduled for August 11, 2021, and we will formally elect you to the Board at that meeting.

2.

Meetings. We typically hold Board meetings five times per year, but may meet more or less frequently as the Board deems appropriate. We schedule our Board meetings as far in advance as possible. The list of 2021 Board meeting dates will be forwarded to you shortly, and future meeting dates will be coordinated with the Board as needed. We ask that you make every effort to attend Board meetings in person (unless the meeting is scheduled as a telephonic or video-conferenced meeting). Our meetings are often held at our offices in Portland, but we may occasionally meet at other locations, including New York City. The Compensation and Nominating, Corporate Governance meeting schedules and frequency will be determined by the Compensation and Nominating, Corporate Governance Committees.

3.

Conference Calls and Written Consents. In addition to Board meetings, we may occasionally have informal meetings and conference calls with members of the Board, typically in between regular meeting dates, to keep the directors of the Board up to speed on current developments in the business. In addition, we may take Board action by written consent (which may be by email) when time sensitive governance matters arise or quick Board action is necessary, and we ask that you be responsive in those circumstances.

4.

Cash Retainer. In connection with your service on the Board you will be entitled to an annual cash retainer of $100,000, which will be paid to you in arrears in quarterly installments, starting in November, 2021. Such retainer shall be governed by the Company’s Non-Employee Director Compensation Policy then in effect, if any.

5.

Compensation Committee Chair Fees: In connection with your service as Chair of the Nominating, Corporate Governance Committee, you will be entitled to an annual payment of $15,000, which will be paid to you in arrears in quarterly installments, starting in November, 2021. Such fee shall be governed by the Company’s Non-Employee Director Compensation Policy then in effect, if any.

6.

Equity Compensation. Subject to approval by the Board, you will be granted an annual equity award with a grant date value of $110,000 (prorated for the first year based on your start date and granted as soon as administratively possible). The equity award grants will have a one-year cliff vest, be governed by the Company’s equity plan then in effect and an individual award agreement in the Company’s applicable form to be entered into by you and the Company.

KinderCare Education

650 NE Holladay Street, Suite 1400

Portland, OR 97232

503-872-1300

7.

Future Compensation. Assuming your continued service on the Board as an independent director, it is expected that you will be eligible to participate in any future compensation programs (cash and/or equity) that may be implemented generally for other independent Board members and which, for the avoidance of doubt, may supersede Sections 4-6 of this letter.

8.

Expense Reimbursement. The Company will pay reasonable travel and other out-of-pocket expenses incurred by you in attending Board and Nominating, Corporate Governance Committee meetings in accordance with our normal expense reimbursement policies.

9.

No Conflicting Obligations. You represent and warrant that your service on the Board and the Nominating, Corporate Governance Committee, and your fulfillment of your fiduciary duties as a director of the Board, will not violate or conflict with any obligation you may have to a current or previous employer, or any other entity with which you have a relationship as a board member, service provider or otherwise.

10.	Indemnification Agreement. If you decide to join the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its outside directors.

11.

Directors and Officers Insurance. We will procure and maintain Directors and Officers insurance at all times during your tenure on the Board. The terms of coverage will be consistent with coverage provided to Board members serving as Directors for other publicly-traded companies. Our current coverage, written for private companies, is in policies that we are forwarding for your review. We currently have five policies providing coverage at various potential levels of loss. Please be advised that we will commence our efforts to procure a new policy in September, and this replacement policy will be in place prior to the initial day of trading.

12.

Election and Removal. You understand that you will be serving on the Board at the discretion of the stockholders and that you may be removed from the Board at any time, with or without cause, upon the requisite Board or stockholder approval as required under Delaware law and the applicable terms of our charter documents. Neither this offer nor your election to the Board and the Nominating, Corporate Governance Committee is a guarantee of continued Board service for any particular period of time.

13.

General. This letter is governed by the laws of the State of Delaware and supersedes any prior representations or agreements regarding the subject matter of this letter, whether written or oral. This letter may not be amended and no term herein may be waived without the written consent of both parties.

We are looking forward to you joining the Board and contributing to the Company’s future success.

Sincerely,

/s/ John T. Wyatt
John T. Wyatt Chief Executive Officer

KinderCare Education

650 NE Holladay Street, Suite 1400

Portland, OR 97232

503-872-1300